Exhibit 5.4

CONSENT OF RAMON LUNA ESPINOZA, Q.P., P. GEO

I, Ramon Luna Espinoza, Q.P. Geo, former Exploration Manager for AuRico Gold Inc. (the “Company”) hereby consent to the reliance in this Registration Statement on Form F-10 of the Company on my technical report dated October 12, 2009 and the exploration information in respect of the Ocampo property, prepared by me, contained in (i) the Company’s material change report dated May 13, 2009, (ii) the Company’s material change report dated July 15, 2009 and (iii) the Company’s material change report dated September 30, 2009.

Date: October 19, 2011

By:	/s/ Ramon Luna Espinoza
Ramon Luna Espinoza, Q.P., P. Geo